EXHIBIT 99.2

ADDITIONAL THIRD QUARTER 2006 DISCLOSURES

(Unaudited)

—	Cash, cash equivalents and short-term investments at September 30, 2006 were $392.2 million of which $23.3 million was restricted.

—	Aircraft purchase deposits, net of pre-delivery deposit financing, at September 30, 2006 were $51.3 million.

—	Current and long-term debt, including capital leases increased to $687.9 million primarily due to new aircraft and pre-delivery deposit financings.

—	During the third quarter 2006, we took delivery of four B737 aircraft. We took delivery of one B737 aircraft in October.

—	As of October 26, 2006, the number of aircraft in our fleet are:

87 B717s, 79 leased and 8 owned

38 B737s, 22 leased and 13 owned

For the remainder of 2006, we plan to take delivery of three B737.

We have reduced the 2007 deliveries by 5 aircraft from 19 to 14 with no deliveries in August through December. In 2008 we have reduced the first quarter deliveries by 3 aircraft resulting in total 2008 deliveries of 15 versus 18 previously. The aircraft will delivery instead in 2009-2011 with 3 in the first quarter of 2009 and one per quarter in 2010 through 2011.

—	During the third quarter of 2006, we hedged approximately 57.7% of our fuel consumption at a price per gallon of $2.15 raw product or $2.33 all-in.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

—	The following table contains our projections for the remainder of 2006/2007 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS
Q4 2006	20.0%
FY 2006	23% to 24%
2007	18% to 20%

—	Current advance booked load factor for October is down compared to the previous year.

—	We currently expect fourth quarter unit revenue to be flat to slightly down.

—	Fourth quarter reduction in non-fuel unit costs of 2% to 4%. For the full year we anticipate that our unit costs will be down 1% to 2%.

—	We are hedged in the fourth quarter for 47.4% at all-in costs of $2.20 to $2.25 per gallon, assuming crude oil prices of $60.00 per barrel and a crack spread of $15.00. We are hedged in 2007 for approximately 15% to 17% for the full year at all-in prices between $1.85 and $1.90.

—	We estimate non-aircraft related capital expenditures for 2006 will be in the range of $20 million to $25 million.

—	B737 aircraft deliveries by quarter are as follows:

	Q1	Q2	Q3	Q4	Total
2007	7	5	2	—	14
2008	3	5	3	4	15
2009	3	5	5	5	18
2010	4	5	2	3	14
2011	1	—	—	—	1